AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT, dated as of December 2, 2021, to the Custody Agreement, dated as of July 1, 2016, (the “Agreement”), is entered into by and between MANAGER DIRECTED PORTFOLIOS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Greenspring Income Opportunities Fund and to amend the agreement to add the corresponding fee schedule; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit L is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date written above.

MANAGER DIRECTED PORTFOLIOS	U.S. BANK NATIONAL ASSOCIATION
By:_/s/ Scott M. Ostrowski__________	By: /s/ Anita Zagrodnik
Name: Scott M. Ostrowski	Name: Anita Zagrodnik
Title: President	Title: Senior Vice President
Date: 12/13/2021	Date: 12/13/2021

Exhibit L to the Manager Directed Portfolios Custody Agreement
Name of Series
Greenspring Income Opportunities Fund
Custody Services Fee Schedule at December 2021
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
[ ] basis points
$ [ ] - Minimum annual fee per fund
Plus, portfolio transaction fees
Portfolio Transaction Fees
■$ [ ] - Book entry DTC transaction, Federal Reserve transaction, principal paydown
■$ [ ] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■$ [ ] - Option/SWAPS/future contract written, exercised or expired
■$ [ ] - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■$ [ ] - Physical security transaction
■$ [ ] - Check disbursement (waived if U.S. Bancorp is Administrator)
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
■Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■$ [ ] - per custody sub account per year (e.g., per sub - adviser, segregated account, etc.)
■$ [ ] filing fee per class action per account, plus [ ]% of gross proceeds, up to a maximum per recovery not to exceed $ [ ]
■No charge for the initial conversion free receipt.
■Overdrafts - charged to the account at prime interest rate plus [ ]% unless a line of credit is in place.
■Third Party lending - Additional fees will apply
* Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

Acknowledged by:

Corbyn Investment Management, Inc.

By: _/s/ Elizabeth Agresta Swam_____________________

Printed Name and Title: _ Elizabeth Agresta Swam________ Date: _12/8/2021_______

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